CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-196994, No. 333-200394 and No. 333-220438) on Form S-3 of Marathon Patent Group, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 25, 2019, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

RBSM LLP

/S/ RBSM LLP

Henderson, NV

March 25, 2019